SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:


     Name:     MERRILL LYNCH REAL ESTATE FUND, INC.

     Address of Principal Business Office (No. & Street, City, State, and Zip
     Code):

               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

     Telephone Number (including area code): (609) 282-2000

     Name and Address of Agent for Service of Process:

               Arthur Zeikel
               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

               Mailing Address:
               P.O. Box 9011
               Princeton, New Jersey  08543-9011

     Check Appropriate Box:

               Registrant is  filing a Registration Statement        pursuant
               to  Section 8(b) of the Investment         Company Act of 1940
               concurrently with the filing of Form N-8A:


               YES                           NO  / /

                                  SIGNATURES


          Form of signature if the Registrant is an investment company having a board of directors:

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 26th day of September, 1997.


     Signature:          MERRILL LYNCH REAL ESTATE FUND, INC.



                         By:  /S/ PHILIP L. KIRSTEIN                  Philip
                             ------------------------------
L. Kirstein, President
     Attest:




      /S/ PHILIP M. MANDEL
     --------------------------
     Philip M. Mandel, Secretary